As filed with the Securities and Exchange Commission on February 3, 2006

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUN MICROSYSTEMS, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	4150 Network Circle Santa Clara, CA 95054	94-2805249
(State or Other Jurisdiction of Incorporation or Organization)	(Address, including zip code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification Number)

SUN MICROSYSTEMS, INC.

2005 U.S. NON-QUALIFIED DEFERRED COMPENSATION PLAN

(Full Title of the Plan)

Scott G. McNealy

Chief Executive Officer

SUN MICROSYSTEMS, INC.

4150 Network Circle

Santa Clara, CA 95054

(650) 960-1300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Katharine A. Martin, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Aggregate Offering Price (2)	Amount of Registration Fee (3)

Deferred Compensation Obligations under the 2005 U.S. Non-Qualified Deferred Compensation Plan (the “Plan”)	$30,000,000	100%	$30,000,000	$967

(1)	The deferred compensation obligations are unsecured obligations of Sun Microsystems, Inc. (the “Registrant”) to pay deferred compensation in the future in accordance with the Plan to eligible participants.
(2)	The Aggregate Offering Price was computed pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of calculating the registration fee.
(3)	Pursuant to Rule 457(p) of the Securities Act, this fee reflects an offsetting credit for $2,243 in deferred compensation obligations previously registered but unissued under Registration Statement No. 333-114551, which the Registrant will deregister by post-effective amendment contemporaneously with the filing of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Information Incorporated by Reference.

There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Registrant:

1.	The Registrant’s Annual Report on Form 10-K for the year ended June 30, 2005, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 25, 2005, filed pursuant to Section 13(a) of the Exchange Act.

3.	The Registrant’s Current Report on Form 8-K filed on July 26, 2005, pursuant to Section 13(a) of the Exchange Act.

4.	The Registrant’s Current Report on Form 8-K filed on August 3, 2005, pursuant to Section 13(a) of the Exchange Act.

5.	The Registrant’s Current Report on Form 8-K filed on August 18, 2005, pursuant to Section 13(a) of the Exchange Act.

6.	The Registrant’s Current Report on Form 8-K filed on September 6, 2005, pursuant to Section 13(a) of the Exchange Act.

7.	The Registrant’s Current Report on Form 8-K filed on September 12, 2005, pursuant to Section 13(a) of the Exchange Act.

8.	The Registrant’s Current Report on Form 8-K filed on September 20, 2005, pursuant to Section 13(a) of the Exchange Act.

9.	The Registrant’s Current Report on Form 8-K filed on September 27, 2005, pursuant to Section 13(a) of the Exchange Act.

10.	The Registrant’s Current Report on Form 8-K filed on October 5, 2005, pursuant to Section 13(a) of the Exchange Act.

11.	The Registrant’s Current Report on Form 8-K filed on October 28, 2005, pursuant to Section 13(a) of the Exchange Act.

12.	The Registrant’s Current Report on Form 8-K filed on November 1, 2005, pursuant to Section 13(a) of the Exchange Act.

13.	The Registrant’s Current Report on Form 8-K filed on November 15, 2005, pursuant to Section 13(a) of the Exchange Act.

14.	The Registrant’s Current Report on Form 8-K/A filed on November 18, 2005, pursuant to Section 13(a) of the Exchange Act.

15.	The Registrant’s Current Report on Form 8-K filed on December 23, 2005, pursuant to Section 13(a) of the Exchange Act.

16.	The Registrant’s Current Report on Form 8-K filed on January 24, 2006, pursuant to Section 13(a) of the Exchange Act.

17.	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, relating to the Registrant’s Common Stock, filed pursuant to Section 12(g) of the Exchange Act on October 24, 1986, as amended.

18.	The description of the Registrant’s Preferred Share Purchase Rights, contained in the Registrant’s Registration Statement on Form 8-A/A, Amendment No. 10, filed pursuant to Section 12(g) of the Exchange Act on September 26, 2002.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Under the Sun Microsystems, Inc. 2005 U.S. Non-Qualified Deferred Compensation Plan (the “Plan”), which is an unfunded deferred compensation plan intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the Registrant provides Eligible Employees and Eligible Board Members, as defined therein, the opportunity to enter into agreements for the deferral of a specified percentage of their cash compensation derived from base salary and incentive/bonus awards or, in the case of Eligible Board Members, from meeting fees and annual retainer fees. The Registrant has entered into a trust agreement with a trustee under an irrevocable trust (the “Trust”), the amounts allocated to which and the earnings thereon shall be used to satisfy the obligations of the Company under such agreements (the “Obligations”). The Trust is a “grantor trust” for state and federal income tax purposes, and the assets of the Trust shall at all times be subject to the claims of the general creditors of the Company.

The amount of compensation to be deferred by each participating Eligible Employee or Board Member (individually, a “Participant” and collectively, the “Participants”) is determined in accordance with the Plan based on elections by each Participant. Each Obligation is payable on a date or dates selected by each Participant at the time of enrollment. The Obligations are indexed to two or more investment funds selected by a committee (the “Committee”), and such selected funds may vary from time to time, but in no event more frequently than quarterly. A Participant may select his or her investment options for new deferrals or for amounts already deferred once per month to become effective as of the first day of the following month. Each Participant’s Obligation will be adjusted to reflect the positive or negative investment result of the selected investment option.

Except pursuant to a Qualified Domestic Relations Order, a Participant’s right or the right of any other person to the Obligations is not subject to option nor assignable by voluntary or involuntary assignment or by operation, including without limitation to bankruptcy, garnishment, attachment or other creditor’s process.

The Obligations are not subject to redemption, in whole or in part, prior to the distribution dates specified by each Participant, other than withdrawals made in the event of a Participant’s Unforeseeable Emergency, as defined in the Plan, or in the event of a Participant’s death. The Registrant reserves the right to amend or terminate the Plan at any time; provided, however, that no such action shall reduce a Participant’s account under the Plan without the Participant’s written consent.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 11 of the Restated Certificate of Incorporation of the Registrant provides in effect that, subject to certain limited exceptions, the Registrant shall indemnify its directors and officers to the extent authorized or permitted by the General Corporation Law of the State of Delaware. The directors and officers of the Registrant are insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. Like indemnification and insurance is also provided to those employees of the Registrant who serve as administrators of the Plan. In addition, the Registrant has entered into contracts with certain of its directors providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	2005 U.S. Non-Qualified Deferred Compensation Plan

5.1	Opinion of Counsel with respect to the legality of the securities being registered

15.1	Letter re: Unaudited Interim Financial Information

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Auditors

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Sun Microsystems, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Clara, State of California, on February 3, 2006.

SUN MICROSYSTEMS, INC.

By:	/s/ Stephen T. McGowan
Stephen T. McGowan
Chief Financial Officer and Executive Vice
President, Corporate Resources

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Scott G. McNealy Scott G. McNealy	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	February 3, 2006

/s/ Stephen T. McGowan Stephen T. McGowan	Chief Financial Officer and Executive Vice President, Corporate Resources (Principal Financial Officer)	February 3, 2006

/s/ Barry J. Plaga Barry J. Plaga	Vice President and Corporate Controller (Principal Accounting Officer)	February 3, 2006

/s/ James L. Barksdale James L. Barksdale	Director	February 3, 2006

/s/ Stephen M. Bennett Stephen M. Bennett	Director	February 3, 2006

/s/ L. John Doerr L. John Doerr	Director	February 3, 2006

/s/ Robert J. Fisher Robert J. Fisher	Director	February 3, 2006

/s/ Michael E. Lehman Michael E. Lehman	Director	February 3, 2006

/s/ Patricia E. Mitchell Patricia E. Mitchell	Director	February 3, 2006

/s/ M. Kenneth Oshman M. Kenneth Oshman	Director	February 3, 2006

/s/ Naomi O. Seligman Naomi O. Seligman	Director	February 3, 2006

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	2005 U.S. Non-Qualified Deferred Compensation Plan

5.1	Opinion of Counsel, with respect to the legality of the securities being registered

15.1	Letter re: Unaudited Interim Financial information

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Auditors